Exhibit 2

AMENDMENT AGREEMENT
DATED AS OF April 18, 2008
BETWEEN
(1)	CREDIT INDUSTRIEL ET COMMERCIAL (“Party A”), and

(2)
CIGOGNE MANAGEMENT SA (the “Management Company”), as legal representative acting in the name and on behalf of Cigogne Fund (the “Fund”) — all Compartments (each Compartment acting through the Management Company being “Party B”), and

(all together referred to as ‘the parties’)
WHEREAS
Party A and Party B, have entered into:
1.	a Global Master Securities Lending Agreement (GMSLA) dated as of October 1st, 2005 (“GMSLA Agreement”)

2.	a Global Master Repurchase Agreement (GMRA) dated as of October 1st, 2005 (“GMRA Agreement”).

3.	an ISDA Master Agreement dated as of October 1st, 2005 (“ISDA Agreement”).
Party A and Party B have agreed to amend the GMSLA, GMRA and the ISDA Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follow:

1. Amendments
“ANNEX” or “APPENDIX” of the GMSLA, GMRA and the ISGA ISDA Agreement, where the compartments of Cigogne Fund are listed, is modified and completed with the following:
ANNEX: COMPARTMENTS of Cigogne Fund
“COMPARTMENTS of Cigogne Fund” means all the compartments of Cigogne Fund opened at the Trade Date of any Transaction Date.
List of opened compartments of Cigogne Fund at the date of the present Amendment Agreement:
1.	Cigogne Fund — Merger Arbitrage

2.	Cigogne Fund — Fixed Income Arbitrage

3.	Cigogne Fund — Convertible Arbitrage

4.	Cigogne Fund — MBS/ABS Arbitrage

5.	Cigogne Fund — Long/Short Arbitrage

6.	Cigogne Fund — Credit Arbitrage
In case of creation of a new compartment or a liquidation of an existing compartment, Party B will provide prior notice to Party A as soon as practicable.
The notice may be given by Party B by facsimile or electronic message or in writing or any other mean agreed by Party A, and shall not take effect unless actually received by Party A.
The parties agree where the notice is sent and after five business days, Party A is deemed to have received the notice and agree to be bind by it.
Where the notice is provided by Party B, the parties agree to consider that notice as valid amendment of the GSMLA, GMRA an ISDA Agreement and no further amendment has to be set up.
2.	Miscellaneous
(i.)
Except as specifically amended hereby, the GMSLA, GMRA and ISDA Agreement shall continue in full force and effect in accordance with the provisions hereof on the date hereof and nothing herein contained shall be construed as a waiver or modification of existing rights under the GMSLA, GMRA and ISDA Agreement, except as such rights are expressly modified hereby.

(ii.)	The Amendment Agreement shall be executed in two counterparts each of which shall constitute an original, but both of which, when taken together shall constitute one instrument.

(iii.)
Each party hereby represents and warrants to the other that no Event of Default or Potential Event of Default has (i) occurred under the GMSLA, GMRA and ISDA Agreement and is continuing or (ii) will arise as a result of it entering into this Amendment Agreement.

(iv.)	This Amendment Agreement shall be construed in accordance with and governed by the laws specified in the GMSLA, GMRA and ISDA Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective authorised officers on the date set out below with effect from the date set out above.

Crédit Industriel et Commercial		Cigogne Management SA, as legal representative acting in the name and on behalf of Cigogne Fund — all Compartments

By:	/s/ Daniel ROHFRITSCH	By:	/s/ Frédéric HOME

	Name: Daniel ROHFRITSCH		Name: Frédéric HOME